                                                                   EXHIBIT 11.2

                      PEDIATRIC SERVICES OF AMERICA, INC.

                       COMPUTATION OF EARNINGS PER SHARE

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
                                                         Six Months Ended March 31,
                                            -------------------------------------------------
                                                    Primary                Fully Diluted
                                            -----------------------   -----------------------
                                               1997         1996         1997        1996
                                            ----------   ----------   ----------   ----------
Weighted average common stock
  outstanding during the period..........    6,248,745    5,786,672    6,248,745    6,060,907
Options and warrants.....................      185,705      348,880      187,320      361,335
                                            ----------   ----------   ----------   ----------
Total....................................    6,434,450    6,135,552    6,436,065    6,422,242
                                            ==========   ==========   ==========   ==========

Net income attributable to
  common and common equivalent shares:
    Net Income...........................   $3,389,446   $2,065,125   $3,389,446   $2,065,125
    Less accretion on redeemable preferred
      stock..............................            -       10,162            -       10,162
    Less preferred stock dividend........            -       85,750            -       85,750
                                            ----------   ----------   ----------   ----------
Net income attributable to common and
  common equivalent shares...............   $3,389,446   $1,969,213   $3,389,446   $1,969,213
                                            ==========   ==========   ==========   ==========
Net income per common and common
  equivalent share.......................   $     0.53   $     0.32   $     0.53   $     0.31
                                            ==========   ==========   ==========   ==========
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